LifePoint, Inc.

FOR IMMEDIATE RELEASE

Contact:

LifePoint, Inc. Noonan/Russo Communications, Inc.

Linda H. Masterson, CEO & President Brian Maude

(909) 418-3000 x 400 (415) 677-4455 x 360

LIFEPOINT, INC. COMPLETES $11 MILLION PRIVATE PLACEMENT

Ontario, California - June 25, 2000 - LifePoint, Inc. (LFP), a leader in non-invasive drug diagnostic technologies and solutions, today announced the closing of an institutional equity private placement offering pursuant to Regulation D of the Securities Act of 1933. Gross proceeds of the offering were $11 million. The Series C 10% Convertible Preferred Stock is convertible into Common Stock at $3.50 per share and includes warrant coverage. Well Fargo Van Kasper acted as the placement agent for the offering.

"We are excited to close this $11 million round of financing, that first began with the previously announced $3 million raised in March," stated Linda H. Masterson, President and CEO. "We are very pleased that we were able to increase the number of quality institutional long-term investors such as Zanett Lombardier and New England Partners, especially in light of the currently difficult capital financing markets. Institutional investors continue to increase their position in LifePoint and now represent, on a fully diluted basis, over 37% ownership of LifePoint. Our largest institutional stockholder, The General Conference Corporation of Seventh-day Adventists, participated in this offering, repeating the support they have shown in every round since our original IPO. As our business plan states, this private placement, in conjunction with the infusion of capital we will obtain from our law enforcement partner, CMI, Inc, should allow LifePoint to not only achieve profitability, but also provide the company with additional working capital for emergency situations and additional research and development."

"With our funding in place, LifePoint continues toward the major milestone of launching its unique, first product, the LifePointTM IMPACTTM Test System," added Ms. Masterson. The initial launch in September will be to the law enforcement and industrial markets in the US and Europe. The marketing pilot sites include several large potential first customers that are industry leaders in their respective market segments. In addition to providing the LifePoint IMPACT Test System with validation and references, their purchases could significantly increase our initial sales figures. We are excited to be nearing more major milestones and are grateful for the continued confidence many of our current shareholders have shown in management's ability to implement our plans and our accomplishments over the last year by adding to their current stock positions."

About LifePoint, Inc.

LifePoint, Inc. is a medical technology company designing the Impact Test System - a rapid diagnostic testing, screening, and therapeutic drug monitoring device for use in the workplace, home health care, ambulances, pharmacies and law enforcement. LifePoint is focused on the commercialization of the flow immunosensor technology licensed from the Naval Research Laboratories. This patented technology, when used in conjunction with LifePoint's own patented and proprietary technologies using saliva as a non-invasive test specimen, has allowed for the development of a broadly applicable non-invasive, rapid, on-site diagnostic test system. The first product being commercialized is for the simultaneous detection of drugs of abuse and alcohol, estimated to be over a $1.6 billion market by 2002.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the completion of product commercialization, the need for additional funding, satisfactory results from clinical trials, dependence on third parties for clinical testing and marketing, and market acceptance. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint™ and IMPACTTM are trademarks of LifePoint, Inc.

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